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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
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TRW INC.

(Name of Registrant as Specified In Its Charter)

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The Definitive Additional Materials filed herewith relate both to TRW’s Special Meeting of Shareholders scheduled for April 22, 2002 and to TRW’s Annual Meeting of Shareholders scheduled for April 24, 2002. TRW’s proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW’s proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

News Release	TRW Inc. 1900 Richmond Road Cleveland, OH 44124

NOT For Immediate Release	Contact Judy Wilkinson or Barrett Godsey Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

Jay McCaffrey, TRW Media 216-291-7179 Ron Vargo, TRW Investors 216-291-7506

ISS BELIEVES TRW’S BOARD PROCESS IS FAIR AND IN SHAREHOLDERS’ BEST INTERESTS

TRW Urges Shareholders To Reject Northrop’s Proposals And Not Tender Shares

Cleveland, April 18, 2002 — TRW Inc. (NYSE: TRW) today responded to Institutional Shareholder Services’ (ISS) recommendations on various proposals to be voted on at TRW’s upcoming shareholder meetings, including those submitted by Northrop Grumman Corporation (NYSE: NOC) in connection with its unsolicited attempt to acquire TRW. TRW’s Board believes that Northrop’s proposals are unnecessary and nothing more than disingenuous tactics to facilitate the acquisition of TRW at an inadequate price.

Philip A. Odeen, chairman of TRW said, “We are very pleased that ISS commended the TRW Board for its independence and fair process and recognized the Board’s efforts to maximize value for shareholders. Through its reports, ISS acknowledged what we have been saying all along — this is all about shareholder value. Our Board and management are taking the steps necessary to deliver value to TRW shareholders in excess of Northrop’s offer. We are continuing to execute our shareholder value enhancement plan and, as the Company announced yesterday, TRW’s Board has authorized management and its advisors to initiate a process to explore all strategic alternatives. We continue to believe that Northrop’s proposals do nothing more than facilitate an offer that we believe is inadequate and that would transfer value that rightfully belongs to TRW shareholders to Northrop shareholders.”

With respect to the proposal, “Provide Shareholders with Opportunity to Exchange Shares,” ISS recommended that TRW shareholders support TRW’s Board and reject Northrop’s proposal. ISS stated:

“ISS believes that the Board’s process in evaluating Northrop’s $53 per share offer was fair and in shareholders’ best interests. Furthermore, the Board announced that it is willing to engage in discussions with legitimate interested parties. There is no compelling evidence to suggest that the Board is entrenched and is not serving to maximize shareholder value. ISS believes that excluding TRW’s Board from the negotiation process is not desirable and not in the best interest of TRW shareholders.”

Regarding the proposal, “Provide Non-Public Information,” ISS recommended that Northrop be allowed access to TRW’s non-public information. As TRW announced yesterday, the Board has already determined to share non-public information regarding TRW with interested parties, subject to entering into appropriate confidentiality agreements. Northrop may participate in this process, should it so desire.

Concerning the proposal, “Establish a Committee of Independent Directors,” ISS noted that the TRW Board is “predominantly comprised of independent, outside directors” and commended the Board for its willingness to engage in discussions with legitimate interested parties. In its report ISS noted, “we support the independent nature of the key Board committees, which include no insiders or affiliated outsiders.” However, ISS stated: “ISS prefers that companies establish an independent committee in determining if an offer or transaction is fair to shareholders ... as a matter of principle.” Since 11 of TRW’s 13 directors are independent, TRW continues to believe this proposal is unnecessary.

ISS also recommended that TRW shareholders vote for the election of TRW’s directors.

Finally, regarding Northrop’s “Control Share Acquisition” proposal, ISS has recommended that shareholders vote to approve this proposal. In making its recommendation, ISS’s analysis seems to be based on Northrop’s threat that it would walk away if it did not succeed in the scheduled vote. TRW does not believe that this is an appropriate basis on which to make a recommendation. Separately, as ISS noted, “ISS is not viewing the control share acquisition proposal as a referendum on the $47 offer, the $53 offer or any price....” TRW’s Board believes that approval of Northrop’s proposal could help facilitate the acquisition of TRW at a price that TRW’s Board has already determined is financially inadequate, highly conditional and not in the best interest of our shareholders.

TRW shareholders are urged to vote against Northrop’s proposals. For more information about how to vote, shareholders can call the Company’s proxy solicitor, Georgeson Shareholder Communications Inc. toll-free at (866) 649-8030.

TRW provides advanced-technology products and services for the aerospace, systems, and automotive markets.

Northrop Grumman’s Offer to Exchange would provide for each share of TRW common stock to be exchanged for that number of shares of Northrop Grumman common stock having a value equal to $53. The exact exchange ratio would be determined by dividing $53 by the average of the closing price of Northrop Grumman common stock for the five consecutive trading days ending immediately prior to the second trading day prior to the expiration of the Offer to Exchange, but in no event will the exchange ratio be more than 0.4690 ($53/$113) or less than 0.4309 ($53/$123)

This press release contains certain “forward-looking statements” that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company’s control. Further, the Company’s results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company’s operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete by the end of the fourth quarter 2002; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company’s strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company’s operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company’s indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company’s costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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